UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): May 8, 2006


                         OCEAN WEST HOLDING CORPORATION
           -----------------------------------------------------------
             (Exact name of registrant as specified in its charter)


             Delaware                000-49971        71-087-6958
   (State or other jurisdiction    (Commission       (IRS Employer
        of incorporation)          File Number)    Identification No.)



                 26 Executive Park, Suite 250, Irvine, CA 92614
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (949) 861-2590

                                       N/A
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))



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ITEM 7.01 REGULATION FD DISCLOSURE

      As previously announced by Ocean West Holding Corporation (the "Company") on May 4, 2006, the Company is holding an investor conference call on Company operations and revenue sources on May 8, 2006. In accordance with Regulation FD, the Company is furnishing a copy of the script of what is intended to be discussed by Darryl Cohen, Chief Executive Officer, in today's conference call, as follows:

      This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties. These risks are detailed from time to time in the periodic reports filed by Ocean West Holding Corporation with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB, for its fiscal year ended December 31, 2005, and its Registration Statement on Form SB-2 filed on September 14, 2005.


The purpose of this call is to share with our shareholders and the investment community information about the progress, current state, and future potential of AskMeNow, a division of Ocean West Holding Corporation. I will review a number of issues concerning regulatory status, technology, potential acquisitions, revenue, and an overall view of the marketplace. Hopefully, this information will provide you a better understanding to judge your investment in Ocean West.

First, many of our shareholders know we had anticipated changing our company name and our stock symbol to reflect our operating name of AskMeNow, however, we have been requested by the SEC to provide further clarification to filings made over the past two years related to the financial statements of our prior operating subsidiary. We expect to respond shortly and are hopeful there will be no additional comments from the SEC and we can move forward with the name change and increased capitalization. Unfortunately, the timing of their last comment letter coincided with our year-end reporting, which along with our first quarter report due next week, have prevented our accountants from responding. We are working diligently and believe we can respond to all of the SEC comments to their satisfaction.

While we still have not generated significant revenue, which will be shown in our first quarter filing of Form 10-QSB, this is primarily a result of a conscious choice to promote our service to reach as wide an audience as possible, therefore we have given many of our users the ability to use the service free in an attempt to better understand question patterns and click thru rates on advertisements. Knowing our launch in Canada is imminent; we are now prepared to enter their market with significant data to help us answer questions relevant to Canada and provide advertisers a better understanding of how to take advantage of our service.


While I was preparing for this call, it seemed to me that if I was listening I would want to better understand the Company's view of the marketplace, considering we are engaged on a daily basis with many of the leading players in the industry, I think it would help your perspective if I gave a clear picture of where the Company was headed and why.

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Let me start by pointing out AskMeNow has now been providing its service for about two years, interestingly, the market has come to us in the sense no one of significance was trying to provide answers to questions two years ago, now, there are a number of small companies offering products that provide different degrees of answers to questions from a mobile phone. Being first to market provides many advantages, one in particular is a clearer view of the landscape, it is with this view that I am going to offer you our Company perspective and what we believe will be required to gain the edge to succeed while others fail.

As everyone knows, there are 3 major players in the desktop search business, with one being particularly dominant. However, the desktop search experience in its current form does not easily translate to the mobile device, without a large keyboard and screen it may never be practical to search anything other than very basic information on a cell phone when you access the Internet. This affords other companies the ability to challenge the dominance of the major search players when it comes to mobile, however, to do so one must have something unique or proprietary, otherwise, you would still be fighting an uphill battle against companies with far greater brand recognition, financing, and infrastructure. These new companies are trying to provide content without requiring the end user to go to the Internet on the phone, rather, they bring content to the end user by use of standard auto feeds that let customers request information using pre structured phrases to get basic kinds of information, such as 5 day forecasts, previous nights sports scores, stock quotes, 411 info, etc. AskMeNow provides these very same services, plus, we have solved the problem of answering all the other questions that require access to more information than is available through auto feeds. That is what separates us from everyone else and makes us the only company that approached this market with an offering that could not easily be matched by the big 3. To duplicate AskMeNow's ability to answer every question with an answer, not a link, forces them to provide the human resources to answer every question, it would mean taking on the same challenge we faced and solved by going offshore. Although this is doable for companies of their size, it still poses difficulties that sometime smaller companies can adapt to easier.

The companies that have recently sprung up competing in our space with either an SMS solution or a voice portal have not shown any unique technology that isn't already available in the marketplace, ultimately making their entry into the industry solely dependent upon creating a brand name that can gain greater use faster than the big 3 that already exist, I'm not sure that's such an easy way to capture a hunk of the market, although there is no doubt the size of the market allows for a number of players, it still seems dangerous to base the success of your business on supplanting household names in search. However, as much as we felt our offering of answering every question gave us an advantage, we have worked diligently with our Bankers and our own resources to find a solution that could clearly give us an even greater competitive edge, especially in the area of scalability. This is why we are so excited about the proposed acquisition of Intelligate. Once the merger is complete, it will take us about 4-6 months to fully automate our answering ability, this enhancement will provide the first truly automated natural language mobile search capability, we are anticipating our launch of this product will provide as much as 75% of all questions asked being answered through automation. Of course, you probably want to know about the other 25% and how are we going to answer those questions. Good question, our goal is to answer every question posed to AskMeNow, however, currently, approximately 10% of all questions received are unanswerable for one reason or another, it could be there is no information available or the question is about an inappropriate topic, or is unintelligible, or is deemed to be a research question or simply the answer is held in a database that requires a subscription. We find that out of the remaining 15% of questions received daily that we will not be able to answer with our new technology, many of the questions are asked simply to stump our service and generally occur in the first few queries a new customer will make. Once a user begins to use our service regularly, most of those bizarre types of questions disappear. To better understand the Intelligate software, let me explain it to you as simply as I can. The software is predicated upon a combination of sophisticated Patent Pending algorithms and semantic understanding of language. For instance, in one of their current deployments in Israel, with a large HMO, one can ask the following: find me a surgeon in Haifa tomorrow morning that has available appointments between 9-11am and speaks Russian, the answer comes back instantaneously. Once integrated into a database, it can extract all of its categorized information through a natural language query, imagine asking a sports related question about something historical about the NBA, current technology would require you to go to the website and go through a selection of menus to hopefully find the data, Intelligate finds it for you, no links, just the answer.

                                       3
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Unfortunately, Intelligate does not have the ability to extract information from unstructured databases, such as a document with pages of random text; it can only find the information that has been categorized. To mitigate this shortfall, we are currently working with another technology company that will provide us the ability to instantaneously categorize a document, enabling us to find an answer from the newly structured data. An example would be if you asked " why is the sky blue", current search technology will provide you links to references that have explanations about why the sky is blue, however, we will have the ability to find those links, text mine them to categorize all of the information within the document and then pull the answer from the structured data that is categorized as the reason why the sky is blue. This is all happening within one to two seconds, providing you the answer as if you had just read the document yourself and had made notes as to why the sky is blue.

I know this has taken some time to explain, however, this is a competitive advantage that should set us apart from all of the other major search players. This product not only exceeds current search technology as most of us experience on a daily basis, but it gives us a much more dynamic solution to provide the advertising industry and our enterprise customers seeking to exploit their internal data for use by employees on a mobile device. Imagine asking if your favorite store is carrying something in your size, or asking an electronics store if they are carrying a specific product and what it costs and do they have any in stock, and actually receiving an answer instantly on your mobile phone. From an enterprise standpoint, Intelligate has already deployed to yellow pages, the airport, and the bus company in Israel, providing a solution that is rich not only in answering questions but also acting as a customer service tool.

This acquisition is expected to position us with a competitive advantage none of our current competitors can match, therefore, we feel we have the opportunity to create a brand name that can be synonymous with a new kind of search. This should create an intrinsic value to our business that cannot be quantified at such an early stage.

                                       4
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Reflecting on our progress to date, you need to see the full picture. Our Rogers agreement is truly a watershed event. As previously announced we entered into an agreement with Rogers Wireless, the largest cellular carrier in Canada, to provide the platform for their customers to ask questions and receive automatic responses to there more than six million users. We are also working closely with our patent attorneys to pursue intellectual property rights for a host of concepts and methodologies that we plan on incorporating into our service, we intend on keeping our shareholders informed as we file these applications, when appropriate. As mentioned in our previous conference call, we are still providing the white label service to a well known brand that has launched a cellular service centered around a phone providing a specific category of content. We are confident there will be other announcements in the future that validate our ability to provide a unique platform for information retrieval for other MVNO's. Our cross marketing campaigns with Avis, the college tour, and Hawthorne Heights have generated new signups in the thousands but more importantly have given us experience as to how to go to market in Canada. As a company we have gained enormous knowledge from actively engaging in the mobile search and advertising space, from attending trade shows, speaking at industry events, meeting with potential partners in content, voice technology, advertising, search technology, handset manufacturing, mvnos, and carriers. Our employees are now able to interact with greater knowledge and hence more successfully as they promote AskMeNow.

We are preparing to launch officially in Canada within the next 60 days, Rogers is committed to a sizable expenditure to market AskMeNow throughout Canada, and we anticipate supporting their efforts with our own marketing and advertising campaign. We are already working with representatives of major advertisers in Canada and hope to announce exciting co- marketing opportunities in the coming months.

Rogers is charging .75 cents Canadian for every question asked, we receive 60% of this revenue. With over six million users, our goal is to reach one million subscribers by year end, although this will require the launch of many new applications for Rogers' most popular phones, we expect this to happen over the course of the next 6-8 months. It is not inconceivable that we will have penetrated to a significantly higher number than one million by year end, but, with a usage rate of approximately 25% of just 1 million users on a regular monthly basis asking 6-8 questions per month and revenue derived from ad sales of about $.05 cents per question, we can project sales of over $650,000.00 per month and as much as $1,250,000 per month if we include sales of games, ring tones, wallpaper or other premium services such as concierge services or gaming for fun. These projections could represent a very conservative figure, as our early activity reports show that customers in Canada are asking about 20 questions per month, albeit they are given a one-month free trial period. It is also important to remember, we will be providing 411 service for about half the normal charge of a phone call, with the expectation that we will capture a sizeable portion of this market due to our ease of use and lower cost, this alone should enable us to reach these revenue numbers. These figures are based upon reaching only 15% of Rogers customers by year end, it is also our intention to work with other carriers in Canada by the beginning of 2007, increasing our market size to over 15 million users. We anticipate slight increases in our monthly costs as we launch into Canada, but, with this kind of revenue, break even or positive cash flow could be generated by year end or the first quarter of 2007.

                                       5
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The Company's revenue projections and profitability discussed today are based on assumptions and estimates completely dependent on future events and transactions covering an extended period of time which may be significantly affected by changes in circumstances over which the Company may not have control. We believe we have a reasonable basis for our assumptions and projections and are making a good faith attempt to provide you with this forecast. However, projections are inherently subject to varying degrees of uncertainty, and the ability to meet projections depends, among other things, on the timing and probability of a complex series of future events both internal and external to an enterprise. In addition, the Company recently launched its service and has a very limited operating history. The company has no prior experience in making projections, therefore, it must be understood that any and all projections made today may or may not be realized.

Be that as it may, this should be the beginning of our road to profitability. We are also preparing to launch the service in India in the next 30-60 days and more importantly, we are hoping to announce other carrier relationships in Canada and an announcement of our full launch in the US with our new automated product, sometime in the fourth quarter. While we are concentrating on our launch in Canada, we are still continuing our effort to work with Carriers in countries outside of Canada primarily because our technology is scalable, portable and works in many languages, in fact, Intelligate is already providing the technology in Spain for the transportation department of Madrid.

The current users of our service have asked millions of questions, this is a database of knowledge that should provide us a compelling richness as it grows. Soon, our question/ answer content in itself becomes a value as we share this information across our platform to all of our users. Our goal is to provide a richness of personalized content that is useful and can be shared by all that use AskMeNow. We do not believe we can compete in the desktop search space against the big 3 at such an early stage; however, our technology affords us the potential to transition to a desktop solution that can provide specific answers to specific questions, no links. Once we begin to create a name for ourselves in mobile, we are confident our customers will follow our technology and its ease of use to a desktop format. This is all part of the promise of our future, significant relationships, world class technology, expansion to other parts of the world, large revenue streams, profitability and of course a rise in our value as a company, hopefully this has given you a clearer view as to our immediate future and you will want of be a part of this exciting opportunity.

If you have any questions that you would like answered by management, please go to www.agoracom.com, an investor relation site that hosts a forum for discussion and asking questions about AskMeNow. We usually respond to the questions within a few days.

Thank you for joining this call today, I appreciate your spending the time to learn about AskMeNow.

The call is now officially over.





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ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.


99.1 SCRIPT OF MAY 8, 2006 INVESTOR CONFERENCE CALL.




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      SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: May 8, 2006

                                               OCEAN WEST HOLDING CORPORATION



                                               By: /s/ Darryl Cohen
                                                   -----------------------------
                                                   Darryl Cohen
                                                   Chief Executive Officer




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